UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 28, 2008

Matrix Service Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

10701 E. Ute Street Tulsa, Oklahoma	74116
(Address of Principal Executive Offices)	(Zip Code)

918-838-8822

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangement of Certain Officers.

(c) On April 28, 2008, Matrix Service Company (the “Company”) issued a press release announcing the appointment of Joseph F. Montalbano, age 58, as vice president and chief operating officer of the Company, to be effective mid May 2008. Mr. Montalbano most recently served as senior vice president-senior project director, energy sector of Black & Veatch, where he was responsible for all construction projects under his direction since 2002. Prior to working at Black & Veatch, Mr. Montalbano served numerous project management roles with Washington Group International from 1972 to 2002. Mr. Montalbano earned Bachelor of Science in Electrical Engineering and Masters of Science in Electrical Engineering degrees from Polytechnic Institute of Brooklyn. Mr. Montalbano also earned a Masters in Business Administration from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

Mr. Montalbano will receive an annual base salary of $350,000. For fiscal year 2008, Mr. Montalbano will not participate in the Executive Incentive Plan (the “Plan”), but he will participate in the Plan beginning with the 2009 fiscal year, according to terms of the Plan, under which he will be eligible for a target bonus equal to 50% of his base salary with a maximum opportunity of 75% of base salary. For fiscal years 2009 and 2010, Mr. Montalbano will be guaranteed incentive awards of no less than target. Mr. Montalbano will receive a sign-on bonus of $100,000. On the date that Mr. Montalbano joins the Company, he will receive an award of restricted stock with a value of $700,000, of which approximately 50% will vest after completion of one year of employment and the remainder will vest in equal installments over the subsequent four year period. Mr. Montalbano will enter into a Change of Control and Severance Agreement when his employment begins.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed or furnished herewith:

Exhibit No.	Description
99	Press Release dated April 28, 2008, announcing a new vice president and chief operating officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: April 28, 2008	By:	/s/ Kevin S. Cavanah
Kevin S. Cavanah
Vice President – Accounting & Financial Reporting and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated April 28, 2008, announcing a new vice president and chief operating officer